CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Marsico Investment Fund of our report dated November 18, 2020, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR of Marsico Focus Fund, Marsico Growth Fund, Marsico Midcap Growth Focus Fund (formerly Marsico 21st Century Fund), Marsico International Opportunities Fund, and Marsico Global Fund for the year ended September 30, 2020. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

November 16, 2021